     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1999
                                                      REGISTRATION NO. 333-55943
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                AMAZON.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            91-1646860
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       1200 12TH AVENUE SOUTH, SUITE 1200
                         SEATTLE, WASHINGTON 98144-2734
                                 (206) 266-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JEFFREY P. BEZOS
                            CHIEF EXECUTIVE OFFICER
                                AMAZON.COM, INC.
                       1200 12TH AVENUE SOUTH, SUITE 1200
                         SEATTLE, WASHINGTON 98144-2734
                                 (206) 266-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:
                                SCOTT L. GELBAND
                                PERKINS COIE LLP
                         1201 THIRD AVENUE, 40TH FLOOR
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888
                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS POST-EFFECTIVE AMENDMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF             AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
        SECURITIES                   TO BE               OFFERING PRICE            AGGREGATE              REGISTRATION
     TO BE REGISTERED            REGISTERED(1)             PER SHARE             OFFERING PRICE              FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value per share..........    30,000,000 shares
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act, this post-effective amendment is filed to reflect those shares issuable as a result of the registrant's 2-for-1 stock split declared on July 21, 1999, which is payable on September 1, 1999.

(2) A registration fee of $61,628 was paid in connection with the initial registration of 5,000,000 shares on June 3, 1998. The initial amount of shares subsequently was increased to 15,000,000 pursuant to the registrant's 3-for-1 stock split paid on January 4, 1999, and such additional shares were registered pursuant to Rule 416 of the Securities Act as post-effective amendment no. 1 to this registration statement. Pursuant to Rule 416 of the Securities Act, no further registration fee is required.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                               30,000,000 SHARES
                                AMAZON.COM LOGO

                                  COMMON STOCK

                                PAR VALUE $0.01
                           -------------------------

     We have registered 30,000,000 shares of our common stock to facilitate our continuing program of business acquisitions. We may issue these shares in exchange for shares, partnership interests or other assets representing interests in businesses we acquire, in a merger or consolidation, or in exchange for assets we buy from other companies. We may acquire other companies or assets directly, or indirectly through a subsidiary, joint venture or other entity, and we may acquire all or only a portion of any entity or its assets. We also may acquire other companies or assets in negotiated transactions or, in the case of businesses that are widely held, through exchange offers or solicitations of mergers, consolidations or sales of assets. We do not expect to pay any underwriting discounts or commissions but we may issue a portion of these shares to pay brokers for commissions they earn in connection with an acquisition.

     This prospectus does not cover any resale of our common stock and we have not authorized anyone to use this prospectus in connection with any resale or distribution.

     Unless otherwise indicated, we have adjusted all of the information in this prospectus to reflect a 2-for-1 split of our common stock on June 1, 1998, a 3-for-1 split of our common stock on January 4, 1999 and a 2-for-1 split of our common stock declared on July 21, 1999, which is payable on September 1, 1999.

     Our common stock is quoted on the Nasdaq National Market under the symbol "AMZN."

                           -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                AUGUST   , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Forward-Looking Information.........    2
How to Obtain More Information......    2
Amazon.com..........................    3
Risk Factors........................    4
Selected Consolidated Financial
  Data..............................   13

                                      PAGE
                                      ----
The Offering........................   14
Restrictions on Resale of Common
  Stock.............................   14
Description of Capital Stock........   14
Legal Matters.......................   15
Experts.............................   15

                          FORWARD-LOOKING INFORMATION

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

                         HOW TO OBTAIN MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's Web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important business and financial information about us to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - Our definitive Proxy Statement filed on April 7, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Our Current Reports on Form 8-K filed on August 27, 1998, October 26, 1998, January 5, 1999, January 27, 1999, January 28, 1999, January 29,
       1999, February 4, 1999, March 29, 1999, March 30, 1999, April 27, 1999,
       April 29, 1999, May 12, 1999, May 19, 1999, June 10, 1999, June 11, 1999
       and July 22, 1999; and

     - The description of our common stock in our Registration Statement on Form 8-A filed with the SEC on May 2, 1997, under Section 12(g) of the Exchange Act.

     You may obtain copies of these documents (other than exhibits) free of charge by contacting our corporate secretary at our principal corporate offices, which are located at 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144-2734, telephone number (206) 266-1000. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THESE DOCUMENTS NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   AMAZON.COM

     Amazon.com, Inc. is the Internet's number one book, music and video retailer. Amazon.com, one of the most widely known, used and cited commerce sites on the Web, offers more than 4.7 million book, music CD, video, DVD, computer game and other titles, toys and consumer electronics, and a free electronic greeting card service. Amazon.com also provides a community of online shoppers an easy and safe way to purchase and sell a large selection of products through Amazon.com Auctions. We are a proven technology leader; we developed electronic commerce innovations such as 1-Click ordering, personalized shopping services and easy-to-use search and browse features.

     We were incorporated in 1994 in the state of Washington and reincorporated in 1996 in the state of Delaware. Our principal corporate offices are located at 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144-2734. Our mailing address and telephone number are P.O. Box 81226, Seattle, Washington 98108-1226,
(206) 266-1000.

     Information contained on our Web sites is not a part of this prospectus.

     Amazon.com, Amazon.com Auctions, Amazon.co.uk, Amazon.de, Internet Movie Database, PlanetAll, Earth's Biggest Selection, Bid-Click and 1-Click are either registered trademarks or trademarks of Amazon.com or its affiliates. All other names mentioned in this prospectus or in the documents incorporated by reference may be trademarks of their respective owners.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock.

WE HAVE A LIMITED OPERATING HISTORY

     We incorporated in July 1994 and began offering products for sale on our Web site in July 1995. Accordingly, we have a relatively short operating history upon which you can evaluate our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early-stage online commerce companies. As an early-stage online commerce company, we have an evolving and unpredictable business model, we face intense competition, we must effectively manage our growth and we must respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

WE HAVE AN ACCUMULATED DEFICIT AND ANTICIPATE FURTHER LOSSES

     We have incurred significant losses since we began doing business. As of June 30, 1999, we had an accumulated deficit of $361.7 million. To succeed we must invest heavily in marketing and promotion and in developing our product, technology and operating infrastructure. In addition, the expenses associated with our recent acquisitions, and interest expense related to our outstanding notes, will adversely affect our operating results. Our aggressive pricing programs have resulted in relatively low product gross margins, so we need to generate and sustain substantially higher revenues in order to become profitable. Although our revenues have grown, we cannot sustain our current rate of growth. Our percentage growth rate will decrease in the future. For these reasons we believe that we will continue to incur substantial operating losses for the foreseeable future, and these losses may be significantly higher than our current losses.

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY; CONSUMER TRENDS

     Due to our limited operating history and the unpredictability of our industry, we cannot accurately forecast our revenues. We base our current and future expense levels on our investment plans and estimates of future revenues. Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results.

     Our quarterly operating results will fluctuate for many reasons, including:

     - our ability to retain existing customers, attract new customers and satisfy our customers' demands,

     - our ability to acquire merchandise, manage our inventory and fulfill orders,

     - changes in gross margins of our current and future products, services and markets,

     - introduction of our new sites, services and products or those of competitors,

     - changes in usage of the Internet and online services and consumer acceptance of the Internet and online commerce,

     - timing of upgrades and developments in our systems and infrastructure,

     - the level of traffic on our Web sites,

     - the effects of acquisitions and other business combinations, and related integration,

     - technical difficulties, system downtime or Internet brownouts,

     - introductions of popular books, music selections, videos, toys, consumer electronic products and other products or services, and our ability to properly anticipate demand,

     - the mix of books, music, videos, toys, consumer electronics products and other products sold by us,

     - our level of merchandise returns, and

     - disruptions in service by common shipping carriers due to strikes or otherwise.

     The popularity of our auction services and certain items offered through our auction services may vary over time due to perceived scarcity, subjective value, "fads" and consumer trends in general. If the popularity of our auction services or the items that are listed for sale declines, our revenues from our auction services will fall.

     Both seasonal fluctuations in Internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book, music, toy and consumer electronics industries usually increase significantly in the fourth calendar quarter of each year.

     For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline.

INTENSE COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive. In addition, the retail book, music, video, toy and consumer electronics industries are intensely competitive. Our current or potential competitors include:

     - online vendors of books, CDs, videotapes, DVDs, toys and consumer electronics,

     - a number of indirect competitors, including Web portals and Web search engines, such as Yahoo! Inc. and America Online, Inc., that are involved in online commerce, either directly or in collaboration with other retailers,

     - online auction services, including eBay, Inc. and Yahoo! Auctions run by Yahoo!,

     - publishers, distributors and retail vendors of books, music, video and other products, including Barnes & Noble, Inc., Bertelsmann AG and other large specialty booksellers and media corporations, many of which possess significant brand awareness, sales volume and customer bases,

     - major store-based retailers of toys, other children's products and consumer electronics, and

     - traditional retailers and manufacturers who currently sell, or who may sell, products or services through the Internet, mail order or direct marketing.

     We believe that the principal competitive factors in our market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content, and reliability and speed of fulfillment.

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing or inventory policies. They also can devote more resources to technology development and marketing than we can. We also expect to experience increased competition from online commerce sites that provide goods and services at or near cost, relying on advertising revenues to achieve profitability.

     As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. For example, (1) Bertelsmann announced that it purchased a significant interest in Barnes & Noble's online venture, barnesandnoble.com inc., and intends to launch online stores in several countries, and (2) CDNow, Inc. agreed to merge with Columbia House, the jointly owned music retail arm of Sony and Time Warner. We may not be able to compete successfully against these and future competitors.

     Competition in the Internet and online commerce markets probably will intensify. As various Internet market segments obtain large, loyal customer bases, participants in those segments may use their market power to expand into the markets in which we operate. In addition, new and expanded Web technologies may increase the competitive pressures on online retailers. For example, "shopping agent" technologies permit customers to quickly compare our prices with those of our competitors. This increased competition may reduce our operating margins, diminish our market share or impair the value of our brand.

RISKS OF SYSTEM INTERRUPTION

     Customer access to our Web sites directly affects the volume of orders we fulfill and thus affects our revenues. We experience occasional system interruptions that make our Web sites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. These interruptions will continue. We need to add additional software and hardware and upgrade our systems and network infrastructure to accommodate increased traffic on our Web sites and increased sales volume. Without these upgrades, we may face additional system interruptions, slower response times, diminished customer service, impaired quality and speed of order fulfillment, and delays in our financial reporting. We cannot accurately project the rate or timing of any increases in traffic or sales volume on our Web sites and, therefore, the integration and timing of these upgrades are uncertain.

     We maintain substantially all of our computer and communications hardware at a single leased facility in Seattle, Washington. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have backup systems or a formal disaster recovery plan and we may not have sufficient business interruption insurance to compensate us for losses from a major interruption. Computer viruses, physical or electronic break-ins and similar disruptions could cause system interruptions, delays, and loss of critical data and could prevent us from providing services and accepting and fulfilling customer orders.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

     We have rapidly and significantly expanded our operations and will further expand our operations to address potential growth of our product and service offerings and customer base. We will expand our product and service offerings and our international operations and will pursue other market opportunities. We need to continue to expand our distribution center network and improve our transaction-processing, operational and financial systems, procedures and controls. This expansion will continue to place a significant strain on our management, operational facilities and financial resources. Because it is difficult to predict sales increases and lead times for developing distribution centers are long, we may over-expand our facilities, which may result in excess inventory, warehousing, fulfillment and distribution capacity. We will also need to retain flexibility within our distribution and logistics network, including the ability to manage the operational challenges of shipping non-uniform and sometimes heavy products as part of the fulfillment of toy and consumer electronics orders. We also need to expand, train and manage our employee base. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations. We may not be able to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit market opportunities, which may limit our growth.

RISK OF ENTERING NEW BUSINESS AREAS

     We intend to expand our operations by promoting new or complementary products, services or sales formats and by expanding our product or service offerings. This will require significant additional expense and could strain our management, financial and operational resources. We cannot expect to benefit in these new markets from the first-to-market advantage that we experienced in the online book market. Our gross margins in these new business areas may be lower than our existing business activities. We may not be able to expand our operations in a cost-effective or timely manner. Any new business that our customers do not receive favorably could damage our reputation and the Amazon brand.

RISK OF INTERNATIONAL EXPANSION

     We plan to expand our presence in foreign markets. We have relatively little experience in purchasing, marketing and distributing products or services for these markets and may not benefit from any first-to-market advantages. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized Web sites and stores and other systems. We may not succeed in our efforts in these countries. If revenues from international activities do not offset the expense of establishing and maintaining foreign operations, our business, prospects, financial condition and operating results will suffer.

     As the international online commerce market continues to grow, competition in this market will likely intensify. In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally.

RISKS OF BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

     We plan to continue to expand our operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

     - difficulty assimilating the operations, technology and personnel of the combined companies,

     - disruption of our ongoing business,

     - problems retaining key technical and managerial personnel,

     - expenses associated with amortization of goodwill and other purchased intangible assets,

     - additional operating losses and expenses of acquired businesses, and

     - impairment of relationships with existing employees, customers and business partners.

     We may not succeed in addressing these risks. In addition, the businesses we have acquired, and in the future may acquire, may incur operating losses.

RAPID TECHNOLOGICAL CHANGE

     Technology in the online commerce industry changes rapidly. Customer functionality requirements and preferences also change. Competitors often introduce new products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing Web sites and proprietary technology obsolete. To succeed we must enhance our Web site responsiveness, functionality and features, acquire and license leading technologies, enhance our existing services, develop new services and technology and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to adapt quickly enough to changing customer requirements and industry standards.

WE DEPEND ON KEY PERSONNEL

     We depend on the continued services and performance of our senior management and other key personnel, particularly Jeffrey P. Bezos, our chief executive officer and chairman of the board. We do not have long-term employment agreements with any of our key personnel, and we do not have "key person" life insurance policies. The loss of any of our executive officers or other key employees could harm our business.

WE RELY ON A SMALL NUMBER OF SUPPLIERS

     We purchase a majority of our book titles from three major vendors, Ingram Book Group, Baker & Taylor, Inc. and Valley Media, Inc. Although we increased our direct purchasing from manufacturers during 1998, we continue to purchase a majority of our book titles from these three suppliers. We do not have long-term contracts or arrangements with most of our vendors to guarantee the availability of merchandise, particular payment terms or the extension of credit limits. Our current vendors may stop selling merchandise to us on acceptable terms. We may not be able to acquire merchandise from other suppliers in a timely and efficient manner and on acceptable terms.

WE FACE SIGNIFICANT INVENTORY RISK WITH OUR TOY AND CONSUMER ELECTRONICS BUSINESSES

     We anticipate carrying significant inventory levels of certain children's toys and consumer electronics products. In addition, we will carry a broad selection of toy and consumer electronics products in anticipation of consumer demand. The acquisition of many of the toy and consumer electronics products that we offer involves significant lead time and up-front financial commitment. We will be exposed to significant inventory risks as a result of rapid changes in consumer tastes and "fads" in the market for such products. In order to achieve success in our toy and consumer electronics sales categories, we must accurately predict these trends and attempt neither to overstock unpopular nor understock popular products. The demand for products, particularly children's toys, can change between the time the products are ordered and the date of eventual sale. We will be particularly exposed to this risk in the first year of operations in our toy and consumer electronics businesses, perhaps most acutely in anticipation of the holiday selling season.

     In the event that one or more of these products do not sell through in sufficient quantities to consumers at anticipated prices or during anticipated selling seasons, we may be required to markdown some of our prices, which will reduce our revenues and gross profits. In addition, our ability to negotiate satisfactory terms with manufacturers or suppliers so that we might stock certain "preferred" products or brands in the toy and consumer electronics businesses may be affected by our time of entry in such lines of business and the competitive positions of other physical stores and catalog and online retailers.

WE ARE HIGHLY LEVERAGED

     We have significant indebtedness. As of June 30, 1999, we had indebtedness under senior discount notes, convertible subordinated notes, capitalized lease obligations and other asset financing totaling approximately $1.5 billion. We may incur substantial additional debt in the future. Our indebtedness could:

     - make it difficult to make principal and interest payments on the convertible subordinated notes and the senior discount notes,

     - make it difficult to obtain necessary financing for working capital, capital expenditures, debt service requirements or other purposes,

     - limit our flexibility in planning for, or reacting to, changes in our business and competition, and

     - make it more difficult for us to react in the event of an economic downturn.

     We may not be able to meet our debt service obligations. If our cash flow is inadequate to meet our obligations, we may face substantial liquidity problems. If we are unable to generate sufficient cash flow or obtain funds for required payments, or if we fail to comply with other covenants in our indebtedness, we will be in default. This would permit our creditors to accelerate the maturity of our indebtedness.

RISKS ASSOCIATED WITH DOMAIN NAMES

     We hold rights to various Web domain names, including "Amazon.com," "Amazon.co.uk" and "Amazon.de." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

     At this time, we face general business regulations and laws or regulations regarding taxation and access to online commerce. For example, expanding our distribution center network or other aspects of our business may result in additional sales and other tax obligations. Regulatory authorities may adopt specific laws and regulations governing the Internet or online commerce. These regulations may cover taxation, user privacy, pricing, content, copyrights, distribution, electronic contracts and characteristics and quality of products and services. Changes in consumer protection laws also may impose additional burdens on companies conducting business online. In addition, many states currently regulate "auctions" and "auctioneers" in conducting auctions and may regulate online auction services. These laws or regulations may impede the growth of the Internet or other online services. This could, in turn, diminish the demand for our products and services and increase our cost of doing business. Moreover, it is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and online commerce. Unfavorable resolution of these issues may harm our business.

RISKS RELATED TO AUCTION SERVICES

     We may be unable to prevent users of our auction services from selling unlawful goods, or from selling goods in an unlawful manner. We may face civil or criminal liability for unlawful activities by our online auction users. Any costs we incur as a result of liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our business.

     In running our auction services, we rely on sellers of goods to make accurate representations and provide reliable delivery and on buyers to pay the agreed purchase price. We do not take responsibility for delivery of payment or goods to any users of our services. While we can suspend or terminate the accounts of users who fail to fulfill their delivery obligations to other users, we cannot require users to make payments or deliver goods. We do not compensate users who believe they have been defrauded by other users except through our limited guarantee program.

RISK OF UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

     Third parties that license our proprietary rights, such as trademarks, patented technology or copyrighted material, may take actions that diminish the value of our proprietary rights or reputation. In addition, the steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, trade dress, patents and similar proprietary rights. Other parties may claim that we infringed their proprietary rights. We have been subject to claims, and expect to continue to be subject to legal proceedings and claims, regarding alleged infringement by us and our licensees of the trademarks and other intellectual property rights of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources. Most recently, Amazon Bookstore, Inc. filed suit against us alleging trademark infringement and unfair competition under state and federal law. Amazon Bookstore is seeking injunctive relief against our use of the marks Amazon.com, Amazon.com Books and Amazon Books, the cancellation of our federal trademark registrations, damages, profits, treble damages, costs and attorneys' fees.

RISKS OF YEAR 2000 NONCOMPLIANCE

     We are in the process of assessing and remediating the year 2000 issues associated with the computer systems, software, other property and equipment we use. Our year 2000 readiness plan includes a multi-phased analysis of key information technology and non-information technology-related components of our business, operations and infrastructure. We expect that many aspects of this phased approach will not be complete until the fourth quarter of 1999. As part of the implementation of our year 2000 readiness plan, we will continue to inventory and identify all significant internal and external hardware, software and data chips to assess and evaluate the year 2000 preparedness of these systems, correct or convert our critical data-processing systems and information technology to recognize the year 2000, and test and evaluate the year 2000 compliance of previously non-compliant hardware, software and data chips. We cannot guarantee that we will be successful in our efforts to make our critical systems year 2000 compliant or that the year 2000 problem will not adversely affect our business.

     As part of our year 2000 readiness plan, we have engaged in formal communications with our significant suppliers and service providers to determine the extent to which our systems may be vulnerable if such third parties fail to address and correct their own year 2000 issues. We cannot guarantee that the systems of suppliers or other companies on which we rely will be year 2000 compliant. In addition, the computer systems necessary to maintain the viability of the Internet or any of the Web sites that direct consumers to our online stores may not be year 2000 compliant. Another area of vulnerability that is beyond our control is the year 2000 integrity of the computers and software used by our customers to access our online stores. We are limited in our efforts to address the year 2000 problem as it relates to third parties and will rely solely on the assurances of these third parties as to their year 2000 preparedness.

     We have engaged a third-party consulting firm to assist in the development of a formal contingency plan. We believe that such contingency plan will be completed in the fourth quarter of 1999. We cannot guarantee that the contingency plan will adequately address all circumstances that may disrupt our operations or that such planning will prevent circumstances that may cause a material adverse effect on our operating results or financial condition.

OUR STOCK PRICE IS HIGHLY VOLATILE

     The trading price of our common stock fluctuates significantly. For example, during the 52-week period ended July 30, 1999 (as adjusted for the 2-for-1 split of our common stock on June 1, 1998 and the 3-for-1 split of our common stock on January 4, 1999, but without giving effect to the 2-for-1 split of our common stock payable on September 1, 1999), the reported closing price of our common stock on the Nasdaq National Market was as high as $210.125 and as low as $14.563 per share. Trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

     - quarterly variations in operating results,

     - announcements of innovations,

     - new products, services and strategic developments by us or our competitors, or business combinations and investments by us or our competitors,

     - changes in our operating expense levels or losses,

     - changes in financial estimates and recommendations by securities analysts,

     - performance by other online commerce companies, and

     - news reports relating to trends in the Internet, book, music, video, auctions, toys, consumer electronics or other product or service industries.

     Any of these events may cause our stock price to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for Internet-related companies in particular have experienced significant volatility that often has been unrelated to such companies' operating performance. These broad market and industry fluctuations may adversely affect the trading price of our common stock regardless of our operating performance.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with the consolidated financial statements and notes contained in our annual report for the year ended December 31, 1998. The selected consolidated financial data as of March 31, 1999 and June 30, 1999 and for the quarters ended March 31, 1999 and 1998 and the six-month periods ended June 30, 1999 and 1998 are unaudited and include all adjustments that we consider necessary for a fair presentation of the financial position at such dates and the operations for the respective periods then ended. The selected consolidated financial data as of June 30, 1999 and for the six-month period ended June 30, 1999 contains interim capsule information previously filed with the SEC on our Current Report on Form 8-K on July 22, 1999. The interim capsule information has not been previously filed with the SEC under Form 10-Q. Certain prior period amounts have been reclassified to conform to the current period presentation. The information set forth below has been adjusted to reflect the 2-for-1 split of our common stock on June 1, 1998 and the 3-for-1 split of our common stock on January 4, 1999, but does not give effect to the 2-for-1 split of our common stock payable on September 1, 1999. Historical results are not necessarily indicative of future results.

                                                                                 PERIOD FROM
                                                                                 JULY 5, 1994       QUARTER ENDED
                                            YEARS ENDED DECEMBER 31,            (INCEPTION) TO        MARCH 31,
                                    -----------------------------------------    DECEMBER 31,    -------------------
                                      1998        1997       1996      1995          1994          1999       1998
                                    ---------   --------   --------   -------   --------------   --------   --------
                                                                                                     (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
Net sales.........................  $ 609,820   $147,787   $ 15,746   $   511      $    --       $293,643   $ 87,361
Cost of sales.....................    476,155    118,969     12,287       409           --        228,852     68,063
                                    ---------   --------   --------   -------      -------       --------   --------
Gross profit......................    133,665     28,818      3,459       102           --         64,791     19,298
Operating expenses:
  Marketing and sales.............    132,704     40,075      6,081       200           --         60,718     19,905
  Product development.............     46,362     13,384      2,377       171           38         23,402      7,197
  General and administrative......     15,633      6,742      1,408        35           14         11,243      1,996
  Merger, acquisition and
    investment related costs,
    including amortization of
    intangibles and equity in
    earnings of affiliates........     49,038         --         --        --           --         25,219         --
  Stock-based compensation........      1,888      1,212         36        --           --            113        185
                                    ---------   --------   --------   -------      -------       --------   --------
          Total operating
            expenses..............    245,625     61,413      9,902       406           52        120,695     29,283
                                    ---------   --------   --------   -------      -------       --------   --------
Loss from operations..............   (111,960)   (32,595)    (6,443)     (304)         (52)       (55,904)    (9,985)
Interest income...................     14,053      1,901        202         1           --         10,925      1,645
Interest expense..................    (26,639)      (326)        (5)       --           --        (16,688)    (2,029)
                                    ---------   --------   --------   -------      -------       --------   --------
      Net interest income
        (expense).................    (12,586)     1,575        197         1           --         (5,763)      (384)
                                    ---------   --------   --------   -------      -------       --------   --------
Net loss..........................  $(124,546)  $(31,020)  $ (6,246)  $  (303)     $   (52)      $(61,667)  $(10,369)
                                    =========   ========   ========   =======      =======       ========   ========
Basic and diluted loss per
  share(2)........................  $   (0.84)  $  (0.24)  $  (0.06)  $ (0.00)     $ (0.00)      $  (0.39)  $  (0.07)
                                    =========   ========   ========   =======      =======       ========   ========
Shares used in computation of
  basic and diluted loss per
  share(2)........................    148,172    130,341    111,271    86,364       79,146        156,897    141,318
                                    =========   ========   ========   =======      =======       ========   ========


                                      SIX-MONTHS ENDED
                                          JUNE 30,
                                    --------------------
                                      1999        1998
                                    ---------   --------
                                        (UNAUDITED)

STATEMENT OF OPERATIONS DATA(1):
Net sales.........................  $ 608,019   $203,343
Cost of sales.....................    475,696    157,857
                                    ---------   --------
Gross profit......................    132,323     45,486
Operating expenses:
  Marketing and sales.............    146,667     46,873
  Product development.............     57,690     15,942
  General and administrative......     25,790      5,268
  Merger, acquisition and
    investment related costs,
    including amortization of
    intangibles and equity in
    earnings of affiliates........     75,773      5,411
  Stock-based compensation........      4,782        377
                                    ---------   --------
          Total operating
            expenses..............    310,702     73,871
                                    ---------   --------
Loss from operations..............   (178,379)   (28,385)
Interest income...................     23,827      5,035
Interest expense..................    (45,123)    (9,598)
                                    ---------   --------
      Net interest income
        (expense).................    (21,296)    (4,563)
                                    ---------   --------
Net loss..........................  $(199,675)  $(32,948)
                                    =========   ========
Basic and diluted loss per
  share(2)........................  $   (1.26)  $  (0.23)
                                    =========   ========
Shares used in computation of
  basic and diluted loss per
  share(2)........................    159,053    143,802
                                    =========   ========

                                                                DECEMBER 31,
                                                --------------------------------------------   MARCH 31,     JUNE 30,
                                                  1998       1997      1996     1995    1994      1999         1999
                                                --------   --------   ------   ------   ----   ----------   ----------
                                                                                                     (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA(1):
Cash..........................................  $ 25,561   $  1,876   $  864   $  804   $ 52   $    5,248   $   42,539
Marketable securities.........................   347,884    123,499    5,425      192     --    1,437,717    1,101,698
Working capital (deficiency)..................   262,679     93,158    1,698      920    (16)   1,323,693      979,014
Total assets..................................   648,460    149,844    8,434    1,084     76    1,812,984    2,298,214
Long-term debt and other......................   348,140     76,702       --       --     --    1,533,862    1,449,224
Total stockholders' equity....................   138,745     28,591    2,943      977      8       77,537      571,046

-------------------------
(1) Reflects restatement for pooling of interests. See Notes 1 and 2 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 1998.

(2) For further discussion of loss per share see Notes 1 and 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 1998.

                                  THE OFFERING

     This prospectus covers up to 30,000,000 shares of common stock we may issue to facilitate our continuing program of business acquisitions. We may acquire businesses for cash, notes or other debt, the assumption of liabilities, or equity securities. We may issue these shares in exchange for shares, partnership interests or other assets representing interests in businesses we acquire, in a merger or consolidation, or in exchange for assets we buy from other companies. We may acquire other companies or assets directly, or indirectly through a subsidiary, joint venture or other entity, and we may acquire all or only a portion of any entity or its assets. We also may acquire other companies or assets in negotiated transactions or, in the case of businesses that are widely held, through exchange offers or solicitations of mergers, consolidations or sales of assets. We do not expect to pay any underwriting discounts or commissions but we may issue a portion of these shares to pay brokers' commissions incurred in connection with future acquisitions.

                     RESTRICTIONS ON RESALE OF COMMON STOCK

     We have registered the shares covered by this prospectus under the Securities Act. However, the registration statement does not cover your resale or distribution of shares you may receive. Affiliates of businesses we acquire generally may not resell their shares except:

     - pursuant to an effective registration statement under the Securities Act,

     - in compliance with Rule 145 under the Securities Act, or

     - in compliance with another exemption from the registration requirements of the Securities Act.

     Rule 145 permits affiliates of an acquired company to resell shares immediately following an acquisition if the resale complies with volume limitations and manner of sale requirements. Under Rule 145, sales by such affiliates during any three-month period cannot exceed the greater of (1) 1% of the total number of shares of our common stock outstanding and (2) the average weekly trading volume of our shares on all national securities exchanges and/or reported through the Nasdaq National Market during the four calendar weeks preceding a proposed sale. These restrictions generally apply until the affiliate has held our shares for at least one year, unless the affiliate of the acquired company becomes an affiliate of Amazon.com. If you are not an affiliate of the business we are acquiring, you will not be subject to these restrictions. You should check with your legal advisors about these restrictions before making an investment decision.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 1,500,000,000 shares of common stock, $0.01 par value per share, and 150,000,000 shares of preferred stock, $0.01 par value per share. The following summary of certain provisions of the common stock and preferred stock is not complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation.

DESCRIPTION OF THE COMMON STOCK

     Under our current restated certificate of incorporation, we may issue up to 1,500,000,000 shares of our common stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may apply to our preferred stock, the holders of common stock receive ratably any dividends that may be declared by our board of directors. In the event of a liquidation, dissolution or winding up of Amazon.com, the holders of common stock will share equally and ratably in all assets remaining after we pay liabilities and liquidation preferences to holders of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The common stock is neither redeemable nor subject to call. No sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

     Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Such prohibited transactions include, among other things:

     - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

     - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

     - allowing the acquiring person to receive any disproportionate benefit as a shareholder.

     After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Amazon.com.

     Section 203 of the Delaware General Corporation Law generally prohibits Delaware corporations from engaging in some "business combinations" with some "interested stockholders" for a period of three years unless certain criteria are met. We have expressly elected in our restated certificate of incorporation not to be governed by Section 203.

DESCRIPTION OF THE PREFERRED STOCK

     Our current restated certificate of incorporation permits us to issue up to 150,000,000 shares of our preferred stock, in one or more series and with rights, preferences, privileges and restrictions that may be fixed or designated by our board of directors without any further action by our stockholders. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion, dividend, redemption, liquidation or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Amazon.com or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock at this time.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, Ridgefield Park, New Jersey.

                                 LEGAL MATTERS

     Perkins Coie LLP, Seattle, Washington, will provide Amazon.com with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                    EXPERTS

     The consolidated financial statements and schedule of Amazon.com appearing in Amazon.com's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Junglee Corp., incorporated in this prospectus by reference to Amazon.com's Current Report on Form 8-K filed August 27, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of e-Niche Incorporated as of December 31, 1998 and 1997, for the year ended December 31, 1998, and for the period from July 29, 1997 (inception) to December 31, 1997 and for the period from July 29, 1997 (inception) to December 31, 1998 incorporated in this prospectus by reference to Amazon.com's Current Report on Form 8-K filed May 12, 1999, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Alexa Internet as of December 31, 1998 and 1997, for each of the two years in the period ended December 31, 1998 and for the period from February 14, 1996 (inception) to December 31, 1998 incorporated in this prospectus by reference to Amazon.com's Current Report on Form 8-K filed May 12, 1999, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Accept.com Financial Services Corporation, included in Amazon.com's Current Report on Form 8-K filed June 10, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF AMAZON.COM MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                               30,000,000 SHARES
                                AMAZON.COM LOGO

                                  COMMON STOCK

                      ------------------------------------

                                   PROSPECTUS
                      ------------------------------------

                                AUGUST   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Section 10 of the registrant's Bylaws requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

     The Bylaws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of the registrant's Restated Certificate of Incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant's officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBIT INDEX

       3.1*     Restated Certificate of Incorporation.
       3.2**    Restated By-Laws.
       4.1**    Indenture, dated as of May 8, 1998, between the registrant and the Bank of New York, as Trustee.
       4.2**    Form of 10% Senior Discount Note due 2008.
       4.3**    Registration Rights Agreement, entered May 8, 1998, between the registrant and Morgan Stanley & Co., Incorporated.
       4.4***   Indenture, dated as of February 3, 1999, between the
                registrant and The Bank of New York, as Trustee, including the form of 4 3/4% Convertible Subordinated Note due 2009
                attached as Exhibit A thereto.
       4.5***   Registration Rights Agreement, dated as of February 3, 1999, by and among the registrant and the Initial Purchasers.
       5.1      Opinion of Perkins Coie LLP.
      23.1      Consent of Ernst & Young LLP, Independent Auditors.
      23.2      Consent of Deloitte & Touche LLP, independent auditors.
      23.3      Consent of PricewaterhouseCoopers LLP, independent
                accountants.
      23.4      Consent of PricewaterhouseCoopers LLP, independent
                accountants.
      23.5      Consent of Ernst & Young LLP, Independent Auditors.
      23.6      Consent of Perkins Coie LLP (contained in Exhibit 5.1
                above).
      24.1****  Power of Attorney.
      24.2      Powers of Attorney of Joseph Galli, Jr. and Kelyn J.
                Brannon.

-------------------------
   * Incorporated by reference to our Registration Statement on Form S-3/A (Registration No. 333-78797) filed on June 8, 1999.

  ** Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

 *** Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 4, 1999.

**** Previously filed.

ITEM 22.  UNDERTAKINGS

     A.  The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of any amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on August 6, 1999.

                                          AMAZON.COM, INC.

                                                 By:/s/ JEFFREY P. BEZOS
                                                   -----------------------------
                                                     Jeffrey P. Bezos
                                                  Chairman of the Board
                                               and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

               /s/ JEFFREY P. BEZOS                  Chairman of the Board and Chief   August 6, 1999
---------------------------------------------------    Executive Officer (Principal
                 Jeffrey P. Bezos                           Executive Officer)

               /s/ JOSEPH GALLI, JR.                    President, Chief Operating     August 6, 1999
---------------------------------------------------        Officer and Director
                 Joseph Galli, Jr.

                   *JOY D. COVEY                     Chief Financial Officer and Vice  August 6, 1999
---------------------------------------------------       President, Finance and
                   Joy D. Covey                         Administration (Principal
                                                            Financial Officer)

               /s/ KELYN J. BRANNON                    Vice President, Finance and     August 6, 1999
---------------------------------------------------      Chief Accounting Officer
                 Kelyn J. Brannon                     (Principal Accounting Officer)

                  *TOM A. ALBERG                                 Director              August 6, 1999
---------------------------------------------------
                   Tom A. Alberg

                  *SCOTT D. COOK                                 Director              August 6, 1999
---------------------------------------------------
                   Scott D. Cook

                  *L. JOHN DOERR                                 Director              August 6, 1999
---------------------------------------------------
                   L. John Doerr

              *PATRICIA Q. STONESIFER                            Director              August 6, 1999
---------------------------------------------------
              Patricia Q. Stonesifer

             *By: /s/ JEFFREY P. BEZOS                                                 August 6, 1999
  ----------------------------------------------
                 Jeffrey P. Bezos
                 Attorney-in-Fact

                                 EXHIBIT INDEX

 NUMBER                            DESCRIPTION
 ------                            -----------
 3.1*      Restated Certificate of Incorporation.
 3.2**     Restated By-Laws.
 4.1**     Indenture, dated as of May 8, 1998, between the registrant and the Bank of New York, as Trustee.
 4.2**     Form of 10% Senior Discount Note due 2008.
 4.3**     Registration Rights Agreement, entered May 8, 1998, between the registrant and Morgan Stanley & Co., Incorporated
 4.4***    Indenture, dated as of February 3, 1999, between the
           registrant and The Bank of New York, as Trustee, including the form of 4 3/4% Convertible Subordinated Note due 2009
           attached as Exhibit A thereto.
 4.5***    Registration Rights Agreement, dated as of February 3, 1999, by and among the registrant and the Initial Purchasers.
 5.1       Opinion of Perkins Coie LLP.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2       Consent of Deloitte & Touche LLP, independent auditors.
23.3       Consent of PricewaterhouseCoopers LLP, independent
           accountants.
23.4       Consent of PricewaterhouseCoopers LLP, independent
           accountants.
23.5       Consent of Ernst & Young LLP, Independent Auditors.
23.6       Consent of Perkins Coie LLP (contained in Exhibit 5.1
           above).
24.1****   Power of Attorney.
24.2       Powers of Attorney of Joseph Galli, Jr. and Kelyn J.
           Brannon.

-------------------------
* Incorporated by reference to our Registration Statement on Form S-3/A (Registration No. 333-78797) filed on June 8, 1999.

** Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

*** Incorporated by reference to the registrant's Current Report on Form 8-K filed with the SEC on February 4, 1999.

**** Previously filed.